EXHIBIT 99.1

For Immediate Release

WSI Industries Reports Second Quarter Results

March 18, 2013—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2013 second quarter ending February 24, 2013 of $7,178,000 versus the prior year amount of $7,021,000, or an increase of 2% over the prior year quarter. Year-to-date sales for the six months ended February 24, 2013 totaled $15,762,000, an increase of 21% versus $13,008,000 in the prior year. The Company reported net income of $56,000 or $.02 per diluted share for the fiscal 2013 second quarter which was down from the prior year quarter amount of $171,000 or $.06 per diluted share. Year-to-date income for the first two quarters rose with the Company reporting earnings of $487,000 or $.17 per diluted share versus $276,000 or $.10 per diluted share in the prior year which represented an increase of 77%.

Benjamin Rashleger, president and chief executive officer, commented: “Our fiscal 2013 second quarter results reflected a softening in our energy business that, in combination with the typical seasonality of our second quarter, led to a lower bottom line net income versus the prior year quarter. While our sales increased quarter over quarter, our earnings were negatively impacted mainly by our product mix, and the effect this mix had on our shop efficiency. From a year-to-date perspective, our net income is still up with our fiscal 2013 results at $.17 per diluted share versus the prior year of $.10 per diluted share.” Rashleger continued: “We expect our fiscal third and fourth quarters to show improvement over our second quarter, however, we anticipate the full year fiscal 2013 results will fall short of the fiscal 2012 figures. We are optimistic that over time we will see a rebound in our energy business and that it will remain a key part of our business portfolio.”

Rashleger elaborated: “We remain confident about the core of our business. Our powersports business continues to grow and also to provide new programs. We are in the process of purchasing multiple machines to support the growth in both existing and new programs. In addition, our aerospace business has increased in fiscal 2013 and as we pursue our AS9100 quality certification this year, we are hopeful that it will continue to expand. Our efforts at driving new business remain strong, and the level of open quotes for potential new programs and customers is excellent.” Rashleger concluded: “Our new 47,000 square foot manufacturing space addition is nearly complete and we have begun occupying and utilizing the added space. We view the new addition as an excellent market advantage as it will allow us to approach prospective customers with larger outsourcing needs with a readily available site. We believe we are well positioned to capitalize on further growth opportunities.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable April 16, 2013 to holders of record on April 2, 2013.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS         (Unaudited)

In thousands, except per share amounts

	Second quarter ended		First six months ended
	February 24,	February 26,	February 24,	February 26,
	2013	2012	2013	2012
Net Sales	$7,178	$7,021	$15,762	$13,008
Cost of products sold	6,406	5,974	13,508	11,033
Gross margin	772	1,047	2,254	1,975

Selling and administrative expense	605	711	1,332	1,401
Interest and other income	(1)	(11)	(2)	(13)
Interest and other expense	81	80	163	156
Profit (loss) from operations before income taxes	87	267	761	431
Income taxes	31	96	274	155

Net earnings (loss)	$56	$171	$487	$276

Basic earnings (loss) per share	$0.02	$0.06	$0.17	$0.10

Diluted earnings (loss) per share	$0.02	$0.06	$0.17	$0.10

Weighted average number of common shares	2,884	2,848	2,877	2,843

Weighted average number of dilutive common shares outstanding	2,939	2,891	2,943	2,894

CONDENSED BALANCE SHEETS      (Unaudited)

In thousands

	February 24,	February 26,
	2013	2012
Assets:
Total Current Assets	$10,629	$8,847
Property, Plant, and Equipment, net	11,899	8,453
Intangible Assets	2,368	2,368
Total Assets	$24,896	$19,668

Liabilities and Shareholders' Equity:
Total current liabilities	$6,522	$3,808
Long-term debt	5,179	4,915
Deferred tax liabilities	1,187	357
Shareholders' equity	12,008	10,588
Total Liabilities and Shareholders' Equity	$24,896	$19,668